EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Zivo Bioscience, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	1,470,983	$3.28	$4,824,824.24	0.0000927	$447.26
Total Offering Amounts					$4,824,824.24		$447.26
Total Fee Offsets							$-
Net Fee Due							$447.26

(1)

Zivo Bioscience, Inc., a Nevada corporation (the “Registrant”), is registering 1,470,983 shares of common stock that may be issued under the Zivo Bioscience, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the 2021 Plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock, as applicable.

(2)

The number of shares of common stock available for issuance under the 2021 Plan is subject to an automatic annual increase on the first day of each fiscal year, beginning on January 1, 2021 and ending on (and including) January 1, 2030, with such annual increase equal to 5% of the total number of shares of common stock outstanding on December 31 of the preceding year, provided that the board of directors of the Registrant may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares. Accordingly, the number of shares of common stock available for issuance under the 2021 Plan was automatically increased by 470,983 shares effective January 1, 2022, which is equal to 5% of the total number of shares of common stock outstanding as of December 31, 2021.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 16, 2022.